Contact:	Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS FOURTH QUARTER 2005 EARNINGS

SACRAMENTO, Calif., January 25, 2006 The McClatchy Company (NYSE-MNI) today reported fourth quarter 2005 earnings of $45.4 million, or 97 cents per share, compared to earnings of $47.8 million, or $1.02 per share, in the fourth quarter of 2004.

Revenues in the fourth quarter of 2005 were $309.8 million, up 0.5% from 2004 fourth quarter revenues of $308.2 million, with advertising revenues of $263.4 million, up 1.1%, and circulation revenues of $39.9 million, down 3.8%.

Earnings for full year 2005 were a record $160.5 million, or $3.42 per share, and include $1.0 million in third quarter legal costs related to defending a lawsuit filed against the company and its Minneapolis Star Tribune newspaper. That lawsuit has since been dismissed. Earnings in 2004 were $3.33 per share and included a $3.7 million charge related to the company's debt refinancing in the second quarter of 2004. Adjusted for the after-tax effect of these two items, earnings per share were $3.43 in 2005 and were $3.38 in 2004.

Revenues for the full year 2005 were $1.19 billion, up 2.0% from 2004 revenues of $1.16 billion. Advertising revenues were $1.0 billion, up 2.8%, and circulation revenues were $162.4 million, down 2.5%.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "December advertising, which was down 1.0%, resulted in fourth quarter results below our expectations. Christmas was on a Sunday in 2005, which had a greater than expected negative impact on retail and classified advertising during the last weekend of our fiscal year. In addition, our California papers had held up well in automotive advertising, but the industry-wide decline in this category reached them in the fourth quarter as well."

"Nonetheless," said Pruitt, "2005 was a solid year for the company. We reported record revenues and earnings. Our online advertising grew 38.3% and direct marketing advertising was up 9.6%. We continued to outperform the industry in circulation and in advertising. In fact, 2005 was the fifth consecutive year we have outperformed the industry in advertising revenue growth.

"Advertising spending continues to be somewhat choppy in our markets, but we do not view December's results as indicative of a trend in advertising performance going forward. We believe advertising will remain strong in our real estate and employment classified categories, on our internet sites, and in direct marketing. We expect overall advertising revenue growth in the low-to-mid single digits in the first quarter, despite the toughest comparisons we will face in 2006."

Pat Talamantes, McClatchy's chief financial officer, said, "We ended the year with debt of $154.2 million, down $113 million from year-end 2004. We increased debt in early 2006 to make a $40 million voluntary contribution to the company's pension plans. Capital expenditures totaled $54.5 million in 2005, and we expect capital expenditures to be about $62 million in 2006."

The company's statistical report, which summarizes its revenue performance for December and full year 2005, follows, along with a supplemental report of advertising revenue data by category.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 4097985) and webcast (http://www.mcclatchy.com/). The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and internet publisher. It publishes 12 daily and 17 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News&Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, the impact of any litigation or potential litigation, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 26, 2004 report on form 10-K and filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

The attached income statement contains a reconciliation of the Non-GAAP items referred to in this press release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

	Three months ended		Year Ended
	December 25,	December 26,	December 25,	December 26,
	2005	2004	2005	2004

Revenues - net	$309,815	$308,151	$1,186,115	$1,163,376

Operating expenses:
Compensation	120,763	119,954	482,509	471,289
Newsprint and supplements	41,022	39,895	154,672	151,134
Depreciation and amortization	16,641	16,758	65,769	66,532
Other operating expenses	56,333	51,857	213,164	205,112
Total operating expenses	234,759	228,464	916,114	894,067

Operating income	75,056	79,687	270,001	269,309

Interest expense	(1,822)	(1,638)	(7,705)	(9,095)
Refinancing related charges	-	-	-	(3,737)
Partnership income	281	387	712	929
Other non-operating income - net	5	217	219	155
Income before taxes	73,520	78,653	263,227	257,561
Income tax provision	28,139	30,873	102,708	101,685
Net income	$ 45,381	$ 47,780	$160,519	$155,876

Net income per common share:
Basic	$0.97	$1.03	$3.44	$3.36
Diluted	$0.97	$1.02	$3.42	$3.33
Weighted average common shares:
Basic	46,680	46,448	46,606	46,382
Diluted	46,996	46,868	46,996	46,815

Reconciliation of Non-GAAP Amounts
Net Income	$ 45,381	$ 47,780	$160,519	$155,876
Certain items net of tax effects:
Third quarter circulation litigation expense	-	-	648	-
Refinancing related charge	-	-	-	2,253
Non-GAAP net income	$ 45,381	$ 47,780	$161,167	$158,129

Non-GAAP diluted per share amounts	$0.97	$1.02	$3.43	$3.38

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	December			December Year-to-Date

Revenues - Net:	2005	2004	% Change	2005	2004	% Change
Advertising
California	$30,844	$30,305	1.8%	$392,158	$372,232	5.4%
Minneapolis	24,062	25,145	-4.3%	308,476	309,506	-0.3%
Carolinas	11,902	12,161	-2.1%	159,983	155,616	2.8%
Northwest	10,892	10,846	0.4%	139,649	135,454	3.1%
Total Advertising	$77,700	$78,457	-1.0%	$1,000,266	$972,808	2.8%

Circulation	11,970	12,570	-4.8%	162,395	166,623	-2.5%
Other	2,039	1,957	4.2%	23,454	23,945	-2.1%
Total Revenue	$91,709	$92,984	-1.4%	$1,186,115	$1,163,376	2.0%

Average Paid Circulation:*
Daily	1,419.8	1,436.9	-1.2%	1,401.8	1,419.4	-1.2%
Sunday	1,743.8	1,836.1	-5.0%	1,787.7	1,847.2	-3.2%
Community Newspapers	48.2	51.7	-6.8%	50.9	52.7	-3.4%
*Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Full Run ROP
Retail	490.0	522.3	-6.2%	5,500.2	5,679.0	-3.1%
National	101.1	96.9	4.3%	1,183.5	1,204.3	-1.7%
Classified	513.6	512.6	0.2%	7,801.3	7,806.5	-0.1%
Total	1,104.7	1,131.8	-2.4%	14,485.0	14,689.8	-1.4%

Millions of Preprints Distributed	390.2	352.4	10.7%	3,607.6	3,458.1	4.3%

California:
The Sacramento Bee	185.1	191.0	-3.1%	2,568.3	2,586.4	-0.7%
The Fresno Bee	111.8	108.3	3.2%	1,307.3	1,302.7	0.4%
The Modesto Bee	107.0	97.3	10.0%	1,304.9	1,298.7	0.5%
Merced Sun-Star	55.1	43.9	25.5%	652.1	599.6	8.8%

Star Tribune, Minneapolis	138.4	154.8	-10.6%	1,766.5	1,894.9	-6.8%

Northwest:
The News Tribune, Tacoma	99.8	109.7	-9.0%	1,215.7	1,266.3	-4.0%
Anchorage Daily News	63.4	68.6	-7.6%	951.5	947.2	0.5%
Tri-City Herald	68.5	68.0	0.7%	902.1	842.7	7.0%

Carolinas:
The News & Observer, Raleigh	130.2	140.0	-7.0%	1,828.7	1,899.6	-3.7%
South Carolina Dailies	145.4	150.2	-3.2%	1,987.9	2,051.7	-3.1%
Total	1,104.7	1,131.8	-2.4%	14,485.0	14,689.8	-1.4%

The McClatchy Company
Supplemental Advertising Revenue Data
By Category for the Periods Ending December 25, 2005

	December		Qtr 4		December Year-to-Date

	% Change	% Change Print Only	% Change	% Change Print Only	% Change	% Change Print Only

Advertising categories:
Retail	(4.8)	(5.4)	(2.2)	(2.9)	(0.0)	(0.3)
National	5.2	5.3	1.4	1.4	(1.0)	(1.1)
Classified Total	1.4	(2.3)	3.9	0.7	5.9	2.5
Auto	(19.6)	(23.1)	(17.9)	(20.8)	(10.4)	(12.7)
Real Estate	19.0	17.5	22.3	20.9	18.3	16.1
Employment	8.9	3.2	11.2	6.4	13.7	8.5
Direct Marketing	11.2	11.2	12.4	12.4	9.6	9.6

Total advertising growth	(1.0)	(2.4)	1.1	(0.3)	2.8	1.3